Exhibit 99.1
The Trade Desk Appoints Penry Price to Board of Directors
Advertising industry veteran brings decades of marketer-focused leadership and deep AI expertise to The Trade Desk's board

Ventura, CA – July 13, 2026 – The Trade Desk (Nasdaq: TTD), the world's leading independent advertising technology company, today announced the appointment of Penry Price to its board of directors.

Price brings more than two decades of experience across the advertising industry, including as the Vice President of Marketing Solutions at LinkedIn and as President at Dstillery. Prior to that, he was the Vice President of Agency Sales and Partners at Google, where, among other strategic initiatives, he was a key leader of the DoubleClick acquisition. That range has given him direct insight into how marketers operate across different parts of the internet and an appreciation for the importance of the open internet to their success. He is currently applying that perspective as Co-Founder of 37Arc, a workflow intelligence company focused on how artificial intelligence is changing the speed and execution of marketing.

“Penry has dedicated his career to serving marketers. Through every major shift this industry has faced, he has delivered for them at scale across some of the world’s largest ad platforms,” said Jeff Green, CEO and Co-Founder of The Trade Desk. “He shares our conviction that technology has to serve the marketer first and that putting marketers first is good business. We are excited to have his tech expertise and love for customers in our boardroom.”

Across his career, Price built deep experience within the agency channel, working closely with agencies as they navigated the shift from traditional to digital media. He is the Founder and managing partner of Charcoal Advisors and has served on the board of directors of Church & Dwight since 2011, where he chairs the Compensation and Human Capital Committee and serves on its Executive and Audit Committees.

“The Trade Desk has built the infrastructure that gives marketers real ownership over their advertising,” said Price. “I've spent my career serving marketers, and it’s clear to me that the open internet is more critical than ever for advertisers as AI reshapes this industry. I look forward to helping guide that work.”

Price holds a B.A. in History from Hobart College.

About The Trade Desk
The Trade Desk™ is a technology company that empowers buyers of advertising. Through its self-service, cloud-based platform, ad buyers can create, manage, and optimize digital advertising campaigns across ad formats and devices. Integrations with major data, inventory, and publisher partners ensure maximum reach and decisioning capabilities, and enterprise APIs enable custom development on top of the platform. Headquartered in Ventura, CA, The Trade Desk has offices across North America, Europe, and Asia Pacific. To learn more, visit thetradedesk.com or follow us on Facebook, X, and LinkedIn.

Contact:
Pat Wentling
Communications
PR@thetradedesk.com

Jake Graves
Investor Relations
IR@thetradedesk.com